Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Denise Powell
Chief Financial Officer or	510.703.9491
Markus J. Cappel, Ph.D.	denise@redhousecomms.com
Chief Business Officer
650.210.2900	Investors:
investor@chemocentryx.com	Kimberly Minarovich
Burns McClellan
212.213.0006
kminarovich@burnsmc.com

ChemoCentryx Announces Changes to its Board of Directors

- Company announces appointment of

Thomas A. Edwards and resignation of Ira Klein, M.D. -

MOUNTAIN VIEW, Calif., July 30, 2015 (GLOBE NEWSWIRE) – ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, today announced that effective July 28, 2015, Thomas A. Edwards, retired partner of Latham & Watkins, LLP, has been appointed to the Company’s Board of Directors. Mr. Edwards will serve as a Class III director until the 2017 annual stockholder’s meeting. The Company also announced that effective as of the same date, Ira Klein, MD, MBA, FACP resigned from the Company’s Board of Directors.

Thomas Edwards has more than three decades of legal experience in the life sciences industry. Prior to his retirement from Latham & Watkins in 2014, Mr. Edwards supported dozens of biopharmaceutical companies in their general legal efforts, capital financings, acquisitions, partnerships and numerous other strategic business and legal initiatives. Mr. Edwards brings significant strategic leadership and experienced, high-level counsel to ChemoCentryx as the Company advances its broad proprietary pipeline of chemoattractant drug candidates through research and development.

“We are honored to have Tom join our Board of Directors. He is a trusted executive who has a successful track record in advising biopharmaceutical companies in various stages of clinical development, including ones like ChemoCentryx, who are dedicated to developing and commercializing innovative products that deliver value to the medical and investor community,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “We look forward to the perspectives Tom will bring to our strategic and operational efforts.”

Mr. Edwards was admitted to practice in the Bar of California and was also a member of the American, California, and San Diego Bar Associations. Mr. Edwards earned his bachelor’s degree from Harvard College and his law degree from Harvard Law School.

“We feel extremely fortunate to have had the benefit of Ira’s counsel and deep insights, in particular, those from a payer’s perspective,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We have benefited from and appreciate his tireless efforts and wish him all the very best as he ventures into the next chapter of his successful career.”

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX140, a CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. CCX168 is also in Phase II pilot studies for the treatment of atypical Hemolytic Uremic Syndrome (aHUS) and Immunoglobulin A nephropathy, or IgA nephropathy (IgAN). CCX872, a second CCR2 inhibitor, successfully completed Phase I development and is in development for the treatment of non-resectable pancreatic cancer. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. Other clinical programs include CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

ChemoCentryx Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include statements regarding its expectations as to the impact of Mr. Edwards’ appointment on the Company’s strategic and operational efforts. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC March 13, 2015 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx (CCXI-G)